EXHIBIT 10.2

Fifth Supplemental Agreement to the

Factory Building Lease Agreement

This Fifth Supplemental Agreement to the Factory Building Lease Agreement (the “Fifth Supplemental Agreement") is entered into as of February 1, 2015 (“Effective Date”) in the city of Shanghai, by and between SHANGHAI KAI HONG TECHNOLOGY CO., LTD. (hereinafter referred to as "DSH") with its registered office at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China and SHANGHAI YUAN HAO ELECTRONIC CO., LTD. (hereinafter referred to as "Yuan Hao") with its registered office at No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China.  DSH and Yuan Hao are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, both Parties signed a Factory Building Lease Agreement on March 1, 2008 to temporary lease a factory building from Yuan Hao to temporary support and expand DSH’s manufacturing operations until the completion of the DSH #2 Building;

WHEREAS, both Parties further signed a Supplemental Agreement to the Factory Building Lease Agreement on September 1, 2008 to have Yuan Hao temporary provide additional electricity to DSH;

WHEREAS, both Parties further signed a Second Supplemental Agreement to the Factory Building Lease Agreement on August 18, 2009 to have Yuan Hao continue to provide additional electricity to DSH;

WHEREAS, both Parties further signed a Third Supplemental Agreement to the Factory Building Lease Agreement on May 16, 2011 to have Yuan Hao continue to provide additional electricity to DSH;

WHEREAS, both Parties further signed a Fourth Supplemental Agreement to the Factory Building Lease Agreement on April 23, 2014 to have Yuan Hao continue to provide additional electricity to DSH;

WHEREAS, DSH continues to require Yuan Hao to provide additional electricity for DSH’s DSH #1 Building and DSH #2 Building, and DSH cannot stop its planned manufacturing operations within DSH #1 Building and DSH #2 Building;

WHEREAS, both Parties, based on relevant laws of the People’s Republic of China and the city of Shanghai, now desire to enter into this Fifth Supplemental Agreement with detail terms and conditions to continue to have Yuan Hao provide additional electricity for DSH’s planned manufacturing operations within DSH #1 Building and DSH #2 Building (as defined in the Factory Building Lease Agreement); and

NOW THEREFORE, in consideration of the premises and of the mutual covenants contained in this Fifth Supplemental Agreement, the Parties agree as follows:

1. Both Parties acknowledge that DSH has already returned the previously leased 500 KVA power transformer to Yuan Hao, and Yuan Hao does not have any problem.

2. Yuan Hao promises to provide DSH two transformers and provide two matching facilities for DSH to lease, including a 2,000 KVA power transformer and its power facility and a 2,500 KVA and its power facility, to provide for DSH’s manufacturing operations in DSH #1 Building and DSH #2 Building.

3. Both Parties agree that the lease period for the power facility of 2,000 KVA power transformer shall commence from February 1, 2015 until the date when DSH decides to terminate the 2,000 KVA power facility lease (“2,000KVA Power Facility Lease Period”).  DSH should provide a one month written notice to Yuan Hao prior to the termination.

4. Both Parties agree that the lease period for the power facility of 2,500 KVA power transformer shall commence from February 1, 2015 until the date when DSH decides to terminate the 2,500 KVA power facility lease (“2,500KVA Power Facility Lease Period”).  DSH should provide a one month written notice to Yuan Hao prior to the termination.

5. Both Parties agree that the total cost for the 2,000 KVA Power Facility Lease Period and the total cost for the 2,500 KVA Power Facility Lease Period include a 12% property tax cost, power transfer management fee, and all other miscellaneous costs.

6. For both 2,000 KVA Power Facility Lease Period and 2,500 KVA Power Facility Lease Period, DSH agrees to pay Yuan Hao RMB 36 per square meter, and the total leased square area is 588.8 square meters.  Each month the lease cost shall be RMB 21,197 (“4,500 KVA Power Facilities Monthly Lease Cost”), and the attached facility description shall be part of this Fifth Supplemental Agreement.

7. DSH agrees to pay Yuan Hao an operation management fee, equals to 4% of the 4,500 KVA Power Facilities Monthly Lease Cost, which shall be RMB 1,582.69 per month (“Monthly Operation Management Fee”).  Yuan Hao shall provide operation management services, including maintenance, cleanliness, repairment of both 2,000 KVA and 2,500 KVA transformer power facilities, green plants and environmental maintenance.

8. DSH agrees to pay Yuan Hao a location usage fee for the square footage of 307 square meters based on the calculation of RMB 4.63 per square meter, which shall be RMB 1,421.41 (“Monthly Location Usage Fee”).

9. Both Parties agree that DSH should pay Yuan Hao a month worth of 4,500 KVA Power Facilities Monthly Lease Cost as security deposit, which shall be RMB 21,197.00 (“Power Facilities Lease Security Deposit”).  Yua Hao upon receiving the Power Facilities Lease Security Deposit shall provide a receipt to DSH.  Upon termination of both 2,000KVA Power Facility Lease Period and 2,500KVA Power Facility Lease Period, the Power Facilities Lease Security Deposit shall be returned without interest to DSH.

10. Both Parties agree that DSH shall pay Yuan Hao a guarantee fee in the amount of RMB 1,200,000 for leasing the 2,000 KVA power transformer and the 2,500 KVA power transformer (the “Power Transformer Guarantee Cost”).

11. Yuan Hao shall provide DSH a payment receipt upon receiving the Power Transformer Guarantee Cost.  Upon termination of the lease of 2,000 KVA power transformer and 2,500 power transformer, Yuan Hao shall return the Power Transformer Guarantee Cost without interest, minus any setoffs as to be charged to DSH under this Fifth Supplemental Agreement, to DSH.  If only one of the power transformers’ leases is terminated, Yuan Hao agrees to return one-half of the Power Transformer Guarantee Cost (RMB 6,000,000) to DSH.  The other half of the Power Transformer Guarantee Cost (RMB 6,000,000) shall be returned by Yuan Hao without interest to DSH upon termination of the lease of the other power transformer.

12. Yuan Hao shall provide invoices of DSH’s per month electricity usage based on the results shown from 2,000 KVA power transformer and 2,500 KVA power transformer to DSH.  DSH, upon review without any issue, shall pay such invoices to a RMB account designated by Yuan Hao.  If DSH has any issue upon review of the invoices, both Parties shall promptly resolve DSH’s issues.

13. Each month on a day designated by Yuan Hao, DSH shall pay the 4,500 KVA Power Facilities Monthly Lease Cost, the Monthly Operation Management Fee, and Monthly Location Usage Fee to a RMB account designated by Yuan Hao.

14. If one Party, prior to the expiration of the 2,000KVA Power Facility Lease Period and/or 2,500KVA Power Facility Lease Period, unilaterally terminates this Fifth Supplemental Agreement without the other Party’s consent, the Party that terminates this Fifth Supplemental Agreement shall pay damages to the other Party to compensate for such Party’s actual financial losses.  The amount of damages shall include, but not be limited to, the reasonable profits, out-of-pocket costs, legal service fees, court fees, arbitration fees, accounting fees and removal or relocation fees.

15. Yuan Hao hereby warrants that if for some special reason that Yuan Hao cannot continue to fulfill its obligations under this Fifth Supplemental Agreement and causes financial losses to DSH, Yuan Hao shall compensate DSH for DSH’s financial losses.  In case Yuan Hao mortgages the 2,000 KVA power transformer and/or the 2,500 KVA power transformer leased to DSH to a third party and the mortgage transaction causes financial losses to DSH, Yuan Hao shall compensate DSH for DSH’s financial losses.  However, if power transformers cannot be used under normal condition as a result of power supply department’s cause and not caused by Yuan Hao, then Yuan Hao shall not be responsible, and under such situation, both Parties shall promptly work with power supply department to return the usage under normal condition.  If 2,000 KVA power transformer and/or 2,500 KVA power transformer or power facilities are damaged due to DSH’s improper use, DSH shall be responsible for the repair fee.

16. This Fifth Supplemental Agreement shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on this Fifth Supplemental Agreement.

17. The Fifth Supplemental Agreement is made and executed in Chinese and English, both versions having equal validity except as prohibited by law.

18. In the event of any dispute, difference, controversy or claim arising out of or related to this Fifth Supplemental Agreement, including, but not limited to, any breach, termination or validity of this Fifth Supplemental Agreement (the "Dispute"), both Parties shall resolve the Dispute based on Article 18 of the Factory Building Lease Agreement.  The provisions of this Article 18 shall be separable from the other terms of the Fifth Supplemental Agreement.  Neither the terminated nor the invalidity of the Fifth Supplemental Agreement shall affect the validity of the provisions of this Article 18.

19. The validity, interpretation and implementation of this Fifth Supplemental Agreement and the settlement of Disputes shall be governed by relevant laws of the People’s Republic of China and regulations that are officially promulgated and publicly available.

20. Any amendment to this Fifth Supplemental Agreement shall be in writing and duly signed by both Parties. Such amendment shall constitute a part of this entire Fifth Supplemental Agreement.  This Fifth Supplemental Agreement and any amendment to this Fifth Supplemental Agreement shall constitute a part of the Factory Building Lease Agreement.  Both Parties acknowledge that they are aware of their respective rights, obligations and liabilities and will perform their obligations under this Fifth Supplemental Agreement in accordance with the provisions of this Fifth Supplemental Agreement.  If any Article or provision of this Fifth Supplement Agreement is in conflict with any Article or provision of the Factory Building Lease Agreement, the Article or provision of the Factory Building Lease Agreement shall trump and replace any conflicting Article or provision in this Fifth Supplemental Agreement.

21. Any notice or written communication requited or permitted by this Fifth Supplemental Agreement shall be made in writing in Chinese and English and sent by courier service.  The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt.  All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

To: DSH
Address:No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Kai Hong Technology Co., Ltd.

To: Yuan Hao
Address: No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Yuan Hao Electronic Co., Ltd.

22. This Fifth Supplemental Agreement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Fifth Supplemental Agreement will be deemed to have been drafted by both Parties. No modification of this Fifth Supplemental Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

Shanghai Kai Hong Technology Co., Ltd.	Shanghai Yuan Hao Electronic Co., Ltd.

By_Justin Kong__________________	By__ Jian Ya Xing________________
Authorized Representative	Authorized Representative
Date:	Date: